Exhibit 99.1

CONTACT:

Kelly Taylor

Director, Investor Relations

(216) 676-2000

GrafTech Names Erick R. Asmussen Chief Financial Officer

Parma, OH – September 11, 2013 – GrafTech International Ltd. (NYSE:GTI) today announced that Erick R. Asmussen, GrafTech’s current Vice President of Strategy, Planning and Corporate Development, has been appointed Vice President and Chief Financial Officer.

Mr. Asmussen has over 20 years of corporate finance, treasury, accounting, planning and analysis, tax and corporate development experience. Since joining GrafTech in 1999 as Tax Director, he has also served as GrafTech’s Worldwide Controller (December 1999 – August 2002) and Treasurer and Director of Finance (September 2002 – April 2005). He became Vice President of Strategy, Planning and Corporate Development in May 2005.

Prior to joining GrafTech, Mr. Asmussen served as Director of Tax Planning for Corning Incorporated, Tax Manager for AT&T Corporation, and Senior Tax Consultant for Arthur Andersen LLP. He holds a Master of Science in Taxation from State University of New York at Albany and Bachelor of Science in Accounting from Rochester Institute of Technology.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Erick has developed tremendous depth and breadth of financial and business experience. He possesses a wealth of knowledge about GrafTech’s operations and strategies, and we are confident that he will continue to contribute substantially to the achievement of GrafTech’s objectives for enhancing shareholder value.”

Mr. Asmussen succeeds Lindon Robertson who has left GrafTech to pursue other opportunities. The company thanks Mr. Robertson for his contributions and wishes him well in his future endeavors.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and petroleum needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, defense, petrochemical and other metals markets. We operate 20 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) about the appointment of our Chief Financial Officer and shareholder value. Our expectations are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: unforeseen delays, costs or liabilities associated with our growth, integration and expansion plans, changes in market prices of our securities, changes in business and economic conditions and growth trends in the industry, changes in customer markets and various geographic regions, uncertainties in the geopolitical environment, and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. This news release does not constitute an offer or solicitation as to any securities.